SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 30, 2007

Federal Realty Investment Trust

(Exact name of registrant as specified in its charter)

Maryland	1-07533	52-0782497
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1626 East Jefferson Street, Rockville, Maryland	20852-4041
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: 301/998-8100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 30, 2007, the Board of Trustees of Federal Realty Investment Trust (“Trust”) formally accepted the retirement notice of Larry Finger, the Trust’s Executive Vice President-Chief Financial Officer and Treasurer, effective as of December 31, 2007. Consistent with Mr. Finger’s plans announced in November 2006, Mr. Finger will remain with the Trust as a consultant through approximately March 1, 2008 in order to complete the transition of his Chief Financial Officer responsibilities to his successor, Joseph Squeri. In recognition of Mr. Finger’s nearly six years of service to the Trust, his assistance in identifying his successor and providing a seamless transition of responsibilities to his successor, the integral role he played in developing and executing the Trust’s current business strategy and his overall contributions to the Trust’s success during that 6-year period, the Board of Trustees of the Trust has elected to treat Mr. Finger’s resignation in connection with his retirement as a termination without cause under his existing Severance Agreement.

As a result of treating Mr. Finger’s retirement as a termination without cause, Mr. Finger will receive a cash payment of $350,000, which payment will be in lieu of any equity award to Mr. Finger under the Trust’s 2003 Amended and Restated Long-Term Incentive Award Program for his work during calendar year 2007, and accelerated vesting as of December 31, 2007 of 18,743 unvested restricted shares and 11,250 unvested options earned by Mr. Finger since his employment began in 2002. Of those shares and options, 12,878 shares and 2,812 options were already scheduled to vest in February 2008 and would have been earned by Mr. Finger prior to his leaving in March 2008. Accordingly, Mr. Finger will receive only 5,865 shares and 8,438 options that he otherwise would have forfeited in connection with his retirement and, based on the closing price of the Trust’s stock on October 30, 2007, those shares and options have a value of approximately $690,000. The Trust will recognize a one-time charge in 2007 of approximately $1,000,000 to account for these payments to Mr. Finger and the accelerated vesting of the unvested shares and options.

The Trust and Mr. Finger will enter into a Consulting Agreement for the period from January 1, 2008 through March 1, 2008 which will provide the following: (a) Mr. Finger will be paid for his services during that period at a rate equivalent to his current base salary of $350,000; (b) Mr. Finger will be paid in February 2008 the annual bonus he earned and was entitled to receive for his work during calendar year 2007 in accordance with the Trust’s Annual Incentive Bonus Plan; (c) in the event a change in control occurs during the period from January 1, 2008 through March 1, 2008, Mr. Finger will be entitled to receive payments upon such change in control determined in accordance with his Severance Agreement as if he were still an employee of the Trust; and (d) Mr. Finger will receive a payment of $100,000 in exchange for a non-compete agreement for the three (3) year period from March 2, 2008 through March 2, 2011.

In addition, on October 30, 2007, the Board, on recommendation of the Nominating and Corporate Governance Committee, established the following compensation structure for the Board effective January 1, 2008:

Annual retainer for Trustees	$100,000
Annual retainer for Non-Executive Chairman	$150,000
Annual Fee for Audit Committee Chairman	$20,000
Annual Fee for Compensation Committee Chairman	$10,000
Annual Fee for Nominating Committee Chairman	$10,000

A minimum of fifty percent (50%) of the annual retainer for Trustees and the Non-Executive Chairman of the Board will be paid in the form of common shares of the Trust that vest immediately on issuance. Each individual Trustee, including the Non-Executive Chairman of the Board, will have the option to elect to receive up to an additional twenty-five percent (25%) of the annual retainer in common shares of the Trust that vest immediately on issuance. The remainder of the annual retainer as well as the annual fees paid to the Audit, Compensation and Nominating and Corporate Governance Committee Chairmen will be paid in cash.

Item 8.01	Other Events

On October 1, 2007, Joseph M. Squeri, 42, joined Federal Realty Investment Trust (the “Trust”) as an Executive Vice President. Mr. Squeri will succeed Larry Finger as the Trust’s Chief Financial Officer, principal accounting officer and principal financial officer effective January 1, 2008. Mr. Squeri previously served in a variety of positions at Choice Hotels International, from 1997 through 2007, including chief financial officer beginning in 1999, and then more significant operations roles culminating in his position as president and chief operating officer. Prior to his experience at Choice Hotels, Mr. Squeri held positions at Arthur Andersen and The Carlyle Group. Mr. Squeri is a graduate of the University of Virginia, and is a certified public accountant. There are no related party transactions between the Trust and Mr. Squeri other than the employment and change-in-control arrangement described below.

Mr. Squeri will receive a base salary of $300,000 per year until January 1, 2009 at which time his base salary will increase to $350,000 per year. For 2007, Mr. Squeri will receive a guaranteed bonus of $75,000 (“2007 Bonus”) which amount was paid in common shares of the Trust as described below. For calendar years 2008 and thereafter, Mr. Squeri will be eligible to receive an annual bonus pursuant to the Trust’s Annual Incentive Bonus Plan. Mr. Squeri’s annual bonus amount will be targeted at 75% of his base salary which equates to a targeted bonus of $225,000 for calendar year 2008. How much of that bonus is actually earned by Mr. Squeri will depend on whether the Trust achieves its targeted funds from operations level established by the Compensation Committee of the Board as well as Mr. Squeri’s individual performance.

In lieu of receiving cash for his salary from October 1, 2007 through December 31, 2008, Mr. Squeri received four thousand two hundred thirty-three (4,233) shares of restricted stock. The restricted stock was issued on October 1 at a price of $88.60, the closing price of the Trust’s common shares on the New York Stock Exchange on September 28, 2007, and has an aggregate value of approximately $375,000. All of these restricted shares vest on January 1, 2009; however, in the event Mr. Squeri dies, is terminated without cause or is involuntarily terminated within the 1-year period following a change in control, these restricted shares will vest on a pro-rata basis based on the number of full months Mr. Squeri has worked prior to his death, termination without cause or involuntary termination following a change in control. A copy of the Restricted Share Award Agreement evidencing these shares is attached as Exhibit 10.1.

In lieu of receiving cash for his 2007 Bonus, Mr. Squeri received eight hundred forty-six (846) shares of restricted stock. The restricted stock was issued on October 1 at a price of $88.60, the closing price of the Trust’s common shares on the New York Stock Exchange on September 28, 2007, and has an aggregate value of approximately $75,000. All of these restricted shares vest on January 1, 2009; however, in the event Mr. Squeri dies, is terminated without cause or is involuntarily terminated within the 1-year period following a change in control, these restricted shares will vest provided that such death, termination without cause or involuntary termination following a change in control occurred after the date on which annual bonus payments are made to the Trust’s executive officers in the first quarter of 2008. A copy of the Restricted Share Award Agreement evidencing these shares is attached as Exhibit 10.1.

Mr. Squeri also received an initial equity award of eleven thousand two hundred eighty-seven (11,287) shares of restricted stock. The restricted stock was issued on October 1 at a price of $88.60, the closing price of the Trust’s common shares on the New York Stock Exchange on September 28, 2007, and has an aggregate value of approximately $1,000,000. These restricted shares vest in five approximately equal installments on each of October 1, 2008, 2009, 2010, 2011 and 2012. In addition, these shares will immediately vest in the event Mr. Squeri is involuntarily terminated within the 1-year period following a change in control. This award to Mr. Squeri was made in lieu of annual equity awards under the Trust’s Amended and Restated 2003 Long-Term Incentive Award Program for calendar years 2007 and 2008. A copy of the Restricted Share Award Agreement evidencing these shares is attached as Exhibit 10.2.

The Trust and Mr. Squeri entered into a Severance Agreement that provides the following payments and benefits to Mr. Squeri in the event he is terminated without cause or there occurs a change in control:

Termination Without Cause: If Mr. Squeri is terminated without cause on or after January 1, 2008 but prior to January 1, 2009, he will receive a cash payment equal to one (1) month’s base salary for each full month he was employed by the Trust prior to the termination. If Mr. Squeri is terminated without cause on or after January 1, 2009, he will receive: (a) a cash payment equal to one (1) year’s base salary plus the highest annual bonus paid to him in the three years prior to termination; and (b) ancillary benefits, including continuation of health benefits for up to nine (9) months, outplacement services for up to six (6) and a telephone and secretarial assistance for up to six (6) months.

Change in Control: If Mr. Squeri is terminated or leaves for good reason within the 2-year period following a change in control or voluntarily leaves within the thirty (30) day window following the 1-year anniversary of a change in control, Mr. Squeri will receive: (a) a lump sum cash payment equal to two (2) times his base salary plus two (2) times the highest annual bonus paid to Mr. Squeri within the prior three (3) year period; (b) continuation of health, welfare and other benefits (including secretarial assistance) for a period of two (2) years; and (c) an amount equal to the excise tax charged to Mr. Squeri as a result of receiving any change in control payments plus an additional “gross-up” amount sufficient to pay the taxes to be paid by Mr. Squeri on the excise tax payment received.

A copy of Mr. Squeri’s Severance Agreement is attached as Exhibit 10.3.

The Board has determined that, until Mr. Squeri assumes the roles of Chief Financial Officer, principal accounting officer and principal financial officer on January 1, 2008, he does not qualify as an “executive officer” within the meaning of Section 16 of the Securities Exchange Act of 1934. Nonetheless, the Trust has elected to provide the foregoing disclosures with respect to Mr. Squeri in advance of his becoming an “executive officer.”

Item 9.01.	Financial Statements and Exhibits

(a)	Financial Statements

Not applicable.

(b)	Pro Forma Financial Information

Not applicable.

(c)	Shell Company Transactions

Not applicable.

(d)	Exhibits

The following Exhibits are included in the Form 8-K:

Exhibit	Description of Exhibit
10.1	Restricted Stock Award (Shares in Lieu of Salary/Bonus)

10.2	Restricted Stock Award (New Hire Award)

10.3	Severance Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL REALTY INVESTMENT TRUST

Date: November 5, 2007	/s/ Dawn M. Becker
Dawn M. Becker
Executive Vice President-General Counsel and
Secretary